EXHIBIT 99.1

Apyx Medical Corporation Reports Fourth Quarter and Full Year 2024 Financial Results

• The number of single-use handpiece units shipped in Q4 2024 exceeded expectations, increasing 5% overall and 20% in the U.S. compared to the same period last year
• Submitted a 510(k) premarket notification to the U.S. FDA for the AYON™ Body Contouring System ahead of schedule and preparing for a planned launch in the back half of 2025, pending clearance
• Management to host a conference call today at 8:30 a.m. ET

CLEARWATER, FL — March 13, 2025 - Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical;” the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency platform technology marketed and sold as Renuvion®, today reported financial results for its fourth quarter and year ended December 31, 2024.

Recent Financial and Operating Highlights:

•	Reported total revenue of $14.2 million in the fourth quarter of 2024, driven by positive momentum in U.S. capital equipment and single-use handpiece sales growth
◦

Advanced Energy revenue exceeded expectations in the fourth quarter of 2024 at $12.1 million, which was roughly flat year-over-year and increased by more than 30% compared to $9.3 million in the third quarter of 2024.  This growth was driven by strong generator unit sales and U.S. single-use handpiece sales.

◦	OEM revenue of approximately $2.1 million, representing a decrease of 16% year-over-year.
•

Net loss attributable to stockholders decreased by $5.0 million, or 52%, in the fourth quarter of 2024 to $4.6 million, compared with a net loss attributable to stockholders of $9.6 million for the fourth quarter of 2023.

•	Adjusted EBITDA loss decreased by $2.5 million, or 53%, to $2.2 million for the fourth quarter of 2024, compared with $4.7 million for the fourth quarter of 2023.
•	Strengthened the balance sheet in the fourth quarter of 2024, including closing a $7.0 million registered direct offering with a healthcare-focused fund, and amended the Company's credit agreement with Perceptive Credit Holdings IV, LP ("Perceptive"). This amendment significantly reduced the Advanced Energy revenue covenants and added a maximum operating expense covenant of $40.0 million and $45.0 million for 2025 and 2026, respectively.
•	Implemented a cost saving restructuring program that included an organizational reduction in force to better focus and streamline operations. Under the organizational changes, the Company reduced its U.S. workforce by nearly 25%. The annualized future cost savings from the reduction in force is estimated to be approximately $4.3 million. The Company incurred pre-tax charges of approximately $0.6 million in the fourth quarter of 2024, mostly represented as one-time severance expenditures and other employee termination benefits. The Company has identified over $4.0 million of additional cost savings and currently anticipates operating expenses to be below $40.0 million in 2025.
•	Submitted a 510(k) premarket notification to the U.S. Food and Drug Administration (the "FDA") for the AYON™ Body Contouring System approximately 90 days ahead of schedule. The AYON system is an all-in-one system that integrates advanced modalities to perform multiple functions seamlessly, removing unwanted fat, enhancing tissue contraction and addressing the full range of patient needs from contouring to aesthetic enhancement. The Company plans to launch the AYON system in the back half of 2025, pending receipt of clearance from the FDA.

“We are pleased with our financial performance in the fourth quarter of 2024, which was partially driven by increased demand in the U.S. for our generators and single-use handpieces over the course of the past six months. This demand reflects the significant progress our team has made in ramping up the direct-to-consumer marketing program for the Renuvion system that has delivered significant reach, views, and positive PR beyond our expectations.  Additionally, the rapidly growing patient population using GLP-1's and the physicians treating loose skin post-weight loss represents a significant opportunity for us in the aesthetics market, and we believe Renuvion should be the standard of care for these patients.  Looking ahead in 2025, we aim to build on the early traction our commercial team has made addressing this potential new opportunity," said Charlie Goodwin, President and Chief Executive Officer.

Mr. Goodwin continued, “We are excited to have submitted the 510(k) for the AYON Body Contouring System to the FDA, which our team accomplished months ahead of  schedule. We look forward to offering an early preview of the AYON system during The Aesthetic MEET, which is being held in Austin, Texas in late March. This is the premier industry event in the aesthetics space, and we are excited to introduce AYON to our customers and others in the industry. These activities complement our current plan to launch the system in the back half of 2025.”

The following tables present revenue by reportable segment and geography:

	Three Months Ended				Year Ended
	December 31,				December 31,
(In thousands)	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Advanced Energy	$12,099	$12,134	$(35)	(0.3)%	$38,606	$43,382	$(4,776)	(11.0)%
OEM	2,123	2,528	(405)	(16.0)%	9,496	8,967	529	5.9%
Total	$14,222	$14,662	$(440)	(3.0)%	$48,102	$52,349	$(4,247)	(8.1)%

	Three Months Ended				Year Ended
	December 31,				December 31,
(In thousands)	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Domestic	$10,563	$10,685	$(122)	(1.1)%	$34,022	$38,345	$(4,323)	(11.3)%
International	3,659	3,977	(318)	(8.0)%	14,080	14,004	76	0.5%
Total	$14,222	$14,662	$(440)	(3.0)%	$48,102	$52,349	$(4,247)	(8.1)%

Fourth Quarter 2024 Results:

Total revenue for the three months ended December 31, 2024, decreased to $14.2 million, compared to $14.7 million in the prior year period. Revenue for the Advanced Energy segment was flat at approximately $12.1 million. OEM segment revenue decreased to $2.1 million, compared with $2.5 million for the same period last year. Advanced Energy revenues increased due to sales of new generators and single-use handpieces in the U.S. and customer upgrades to the Apyx One Console internationally. These increases were offset by a lower average selling price of generators to domestic customers, fewer domestic customer upgrades to the Apyx One Console and a decrease in international sales of new generators. The decrease in OEM segment revenue was due to decreased sales volume to existing customers. Domestic revenue decreased 1% year-over-year to $10.6 million and international revenue decreased 8% year-over-year to $3.7 million.

Gross profit for the three months ended December 31, 2024, increased to $9.0 million, compared with $8.9 million in the prior year period. Gross profit margin for the three months ended December 31, 2024, was 63.0%, compared to 60.9% in the prior year period. The increase in gross profit margins was primarily due to changes in both product mix and geographic mix within the Advanced Energy segment, with domestic sales comprising a higher percentage of total sales. This increase was partially offset by a decrease in the average selling price of generators to domestic customers and customer mix within the OEM segment.

Operating expenses decreased to $12.0 million for the three months ended December 31, 2024, compared to $14.7 million in the prior year period. The decrease in operating expenses was driven by a $1.9 million decrease in selling, general and administrative expenses, a $0.3 million decrease in research and development expenses, a $0.3 million decrease in professional services expenses and a $0.2 million decrease in salaries and related costs.

Other expense, net for the three-month periods ended December 31, 2024 and 2023 was $1.5 million and $3.8 million, respectively. The decrease was primarily due to the $3.1 million loss on extinguishment of the MidCap Credit Agreement in the fourth quarter of 2023.

Income tax expense was $0.1 million for each of the three-month periods ended ended December 31, 2024 and 2023.

Net loss attributable to stockholders was $4.6 million, or $0.12 per share, for the three months ended December 31, 2024, compared with $9.6 million, or $0.28 per share, in the prior year period.

Adjusted EBITDA loss for the three-month periods ended December 31, 2024 and 2023 was $2.2 million and $4.7 million, respectively.

Full Year 2024 Results:

Total revenue for the full year ended December 31, 2024, decreased 8% to $48.1 million, compared to $52.3 million for 2023. Advanced Energy segment sales decreased 11% to $38.6 million for the year ended December 31, 2024, compared with $43.4 million for 2023. The Advanced Energy sales decrease was primarily due to lower sales of generators in both domestic and certain international markets as a result of economic uncertainty in the capital equipment market that is being experienced in the aesthetic space and a lower average selling price of generators to domestic customers as a result of these market conditions. These decreases were partially offset by increased volume of single-use handpieces globally and sales of Apyx One Console upgrades internationally. The OEM segment revenue increased 6% to $9.5 million for the year ended December 31, 2024, compared with $9.0 million in 2023. The increase in OEM segment revenue was due to increased sales volume to existing customers. Domestic revenue decreased 11% year-over-year to $34.0 million and international revenue was essentially flat year-over-year at approximately $14.0 million.

Gross profit for the year ended December 31, 2024, decreased to $29.4 million, compared with $33.8 million in the prior year period. Gross profit margin for the year ended December 31, 2024, was 61.0%, compared to 64.5% in the prior year. The decrease in gross profit margins was primarily attributable to a decrease in the average selling price of generators to domestic customers, changes in the sales mix between the Company's two segments, with the OEM segment comprising a higher percentage of total sales and geographic mix within the Advanced Energy segment, with international sales comprising a higher percentage of total sales.

Operating expenses decreased to $48.2 million for the year ended December 31, 2024, compared to $53.7 million in the prior year. The decrease in operating expenses was driven by a $3.3 million decrease in selling, general and administrative expenses, a $1.7 million decrease in salaries and related costs, a $0.4 million decrease in research and development expenses and a $0.1 million decrease in professional services expenses.

Other expense, net for the years ended December 31, 2024 and 2023 was $4.5 million and $4.0 million, respectively. The increase was primarily due to higher net interest expense on higher average outstanding borrowings compared to the prior year. This was partially offset by the $3.1 million loss on extinguishment of the MidCap Credit Agreement in 2023.

Income tax expense (benefit) was $0.3 million  and $(2.4 million) for the years ended December 31, 2024 and 2023, respectively. The increase in the expense from the prior year tax benefit is primarily due to the reversal of uncertain tax positions upon completion of the IRS audit of tax returns for the 2018, 2019 and 2020 years in January 2023.

Net loss attributable to stockholders was $23.5 million, or $0.66 per share, for the year ended December 31, 2024, compared with $18.7 million, or $0.54 per share, in the prior year.

Adjusted EBITDA loss for the years ended December 31, 2024 and 2023 was $14.3 million and $13.4 million, respectively.

Financial Guidance for Full Year 2025:

The Company refined its financial guidance targets for the year ending December 31, 2025:

•	Total revenue in the range of $47.6 million to $49.0 million, compared to $48.1 million for the year ended December 31, 2024
◦	Total revenue guidance assumes:
▪	Advanced Energy revenue is expected to be in the range of $39.6 million to $41.0 million, compared to approximately $38.6 million for the year ended December 31, 2024, reflecting current trends.
▪	OEM revenue is expected to be approximately $8.0 million, compared to OEM revenue of $9.5 million for the year ended December 31, 2024.
•	The Company continues to expect operating expenses of less than $40.0 million for the year ended December 31, 2025.

Conference Call Details:

Management will host a conference call at 8:30 a.m. Eastern Time on Thursday, March 13, 2025 to discuss the results of the fourth quarter and full year 2024, and to host a question and answer session. To listen to the call by phone, interested parties may dial 877-407-9039 (or 201-689-8470 for international callers) and provide access code 13751519. Participants should ask for the "Apyx Medical Corporation Call". A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1706590&tp_key=1837c2eb06

The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Jeremy Feffer, Managing Director LifeSci Advisors

OP: 212-915-2568

jfeffer@lifesciadvisors.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Sales	$14,222	$14,662	$48,102	$52,349
Cost of sales	5,258	5,733	18,742	18,590
Gross profit	8,964	8,929	29,360	33,759
Other costs and expenses:
Research and development	1,117	1,403	5,080	5,440
Professional services	1,596	1,866	6,914	7,031
Salaries and related costs	4,467	4,712	17,353	19,041
Selling, general and administrative	4,832	6,724	18,858	22,198
Total other costs and expenses	12,012	14,705	48,205	53,710
Gain on sale-leaseback	—	—	—	2,692
Loss from operations	(3,048)	(5,776)	(18,845)	(17,259)
Interest income	294	443	1,606	921
Interest expense	(1,653)	(1,116)	(5,907)	(2,478)
Other (expense) income, net	(163)	—	(161)	622
Loss on extinguishment of debt	—	(3,088)	—	(3,088)
Total other expense, net	(1,522)	(3,761)	(4,462)	(4,023)
Loss before income taxes	(4,570)	(9,537)	(23,307)	(21,282)
Income tax expense (benefit)	89	87	252	(2,432)
Net loss	(4,659)	(9,624)	(23,559)	(18,850)
Net loss attributable to non-controlling interest	(31)	(17)	(96)	(137)
Net loss attributable to stockholders	$(4,628)	$(9,607)	$(23,463)	$(18,713)

Loss per share:
Basic and diluted	$(0.12)	$(0.28)	$(0.66)	$(0.54)

Weighted average shares outstanding	38,215	34,644	35,542	34,622

APYX MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$31,741	$43,652
Trade accounts receivable, net of allowance of $1,000 and $608	15,480	14,023
Inventories, net of provision for obsolescence of $1,032 and $875	7,564	9,923
Prepaid expenses and other current assets	1,655	2,764
Total current assets	56,440	70,362
Property and equipment, net	1,987	1,915
Operating lease right-of-use assets	4,703	5,162
Finance lease right-of-use assets	48	69
Other assets	1,664	1,732
Total assets	$64,842	$79,240

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,615	$2,712
Accrued expenses and other current liabilities	7,751	9,661
Current portion of operating lease liabilities	335	347
Current portion of finance lease liabilities	20	20
Total current liabilities	10,721	12,740
Long-term debt, net of debt discounts and issuance costs	33,893	33,185
Long-term operating lease liabilities	4,483	4,896
Long-term finance lease liabilities	33	53
Long-term contract liabilities	1,118	1,246
Other liabilities	259	198
Total liabilities	50,507	52,318
Commitments and Contingencies (Note 18)
EQUITY
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 issued and outstanding as of December 31, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 37,793,886 issued and outstanding as of December 31, 2024, and 34,643,888 issued and outstanding as of December 31, 2023	38	35
Additional paid-in capital	92,083	81,114
Accumulated deficit	(77,911)	(54,448)
Total stockholders’ equity	14,210	26,701
Non-controlling interest	125	221
Total equity	14,335	26,922
Total liabilities and equity	$64,842	$79,240

APYX MEDICAL CORPORATION
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)

Use of Non-GAAP Financial Measure

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net loss attributable to stockholders (GAAP) plus income tax expense (benefit), interest income and expense, depreciation and amortization, stock-based compensation expense and other significant non-recurring items.

We present the following non-GAAP measure of adjusted EBITDA because we believe such measure is a useful indicator of our operating performance.   Our management uses adjusted EBITDA principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period.  The non-GAAP financial measure presented in this release should not be considered as a substitute for, or preferable to, the measures of financial performance prepared in accordance with GAAP.

	Three Months Ended		Year Ended
(In thousands)	December 31,		December 31,
	2024	2023	2024	2023
Net loss attributable to stockholders	$(4,628)	$(9,607)	$(23,463)	$(18,713)
Interest income	(294)	(443)	(1,606)	(921)
Interest expense	1,653	1,116	5,907	2,478
Income tax expense (benefit)	89	87	252	(2,432)
Depreciation and amortization	142	152	599	692
Stock based compensation	838	914	4,013	5,114
Gain on sale-leaseback	—	—	—	(2,692)
Loss on extinguishment of debt	—	3,088	—	3,088
Adjusted EBITDA	$(2,200)	$(4,693)	$(14,298)	$(13,386)